Exhibit 99.1

FOR IMMEDIATE RELEASE:

Optio Software to Review Strategic Alternatives for Healthcare Software Division

ALPHARETTA, GA — June 25, 2007 — Optio Software, Inc. (OTCBB:OPTO.OB) announced today that the Board of Directors of the Company has decided to engage Healthcare Growth Partners, LLC to assist the Company in reviewing strategic alternatives for its healthcare software division, including, but not limited to, the sale of the division.  There can be no assurance with respect to the outcome of this engagement.  The Company does not intend to make further public comment with respect to this process until its completion.

About Optio Software, Inc.

Optio Software, with more than 25 years of experience and 5,500 clients worldwide, provides software solutions dedicated to automating, managing and controlling the entire lifecycle of document-intensive processes, while extending the value of our customers’ Enterprise Resource Planning (ERP) and Hospital Information Systems. More than 5,500 organizations rely on Optio Software for innovative solutions that enable them to improve business processes, reduce transactional activities and focus on core responsibilities. Headquartered in Alpharetta, Ga., Optio Software maintains European, Middle Eastern and African (E.M.E.A.) headquarters in Paris, France and sales offices in the United States, the United Kingdom, Germany and the Netherlands. For more information about Optio Software, feel free to contact us at 770.576.3500 or visit our website at www.optio.com.

About Optio Healthcare Solutions:

More than 700 healthcare organizations use Optio’s affordable Electronic Health Record (EHR), forms automation, clinical document management and advanced labeling solutions to capture, format, scan, view, sign, and archive patient information.  Optio’s technology delivers real-time access to patient information throughout the continuum of care, while improving patient safety and ensuring compliance with industry requirements. For more information about Optio’s leading-edge healthcare solutions, visit www.optiohealthcare.com.

Forward-Looking Statements

This news release includes forward-looking statements.  We have based these forward-looking statements on our current expectations and projections about future events.  For these statements, the

Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statement contained in this news release includes the statement regarding the possibility of a sale of the healthcare software division of the Company.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

© Copyright 2007, Optio Software, Inc. All Rights Reserved. Optio is a registered trademark of Optio Software, Inc.

Contacts:

Caroline Bembry

Optio Software, Inc.

(770) 576-3525

cbembry@optiosoftware.com